Exhibit 1.249 - Updated Articles of Association of Beverage Packaging Holdings (Luxembourg) VI S.àr.l

B173602 -Ll30205473    Document émis électroniquement
déposé le 03/12/1013

Beverage Packaging Holdings (Luxembourg) VI S.à r.l., Société à responsabilité limitée Siège social: 6C rue Gabriel Lippmann, L-5365 Munsbach R.C.S. Luxembourg: B 173.602
Statuts coordonnés, suite à l'assemblée générale extraordinaire reçue par Maître Francis KESSELER, notaire de résidence à Esch/Alzette, en date du 12 août 2013
déposés au Registre de Commerce et des Sociétés à Luxembourg, aux fins de publication au Mémorial, Recueil Spécial des Sociétés et Associations.
Esch/Alzetta, le 12 septembre 2013.

Beverage Packaging Holdings (Luxembourg) VI S.à r.l., Société à responsabilité limitée Siège social: 6C rue Gabriel Lippmann, L-5365 Munsbach R.C.S. Luxembourg: B 173.602
constitution
11.12.2012 Maître Henri HELLINCKX, notaire     C 33 du 7.1.2013
de résidence à Luxembourg
dernière modification
12.8.2013 Maître Francis KESSELER, notaire     en cours de publication
de résidence à Esch/AJzette

STATUTS COORDONNES

I.	Name - Registered office - Object - Duration
Art. 1. Name. There is formed a private limited liability company (société à responsabilité limité) under the name "Beverage Packaging Holdings (Luxembourg) VI S.à.r.l." (hereafter the Company), which will be governed by the laws of Luxembourg, in particular by the law dated August 10, 1915, on commercial companies, as amended (hereafter the Law), as well as by the present articles of association (hereafter the Articles).
Art. 2. Registered office.
1.The registered office of the Company is established in the municipality of Schuttrange, Grand Duchy of Luxembourg. It may be transferred within the boundaries of the municipality by a resolution of the board of managers of the Company. The registered office may further be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of the single shareholder or the general meeting of shareholders adopted in the manner required for the amendment of the Articles.
2.Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of managers of the Company. Where the board of managers of the Company determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.
Art. 3. Object.
1.The corporate object of the Company is (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).
2.The Company may carry out all transactions (i) in direct or indirect connection with the object of the Company or which may be useful to carry out its object and (ii) pertaining directly or indirectly to the acquisition of participations in any enterprise or company in any form whatsoever, and the administration, management, control and development of those participations.
3.The Company may borrow in any form except by way of public offer. It may issue, by way of private placement only, notes, bonds and debentures and any kind of debt and/or equity securities. The Company may lend funds including, without limitation, the proceeds of any borrowings and/or issues of debt or equity securities to its subsidiaries, affiliated companies and/or any other companies. The Company may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or over some of its assets to guarantee its own obligations and undertakings and/or obligations and undertakings of any other company, and, generally, for its own benefit and/or the benefit of any other company or person.
4.The Company may carry out in Luxembourg and/or abroad any transaction and make any investment which it considers necessary or useful to fulfill or develop its object, permitted to Luxembourg companies under the Law.
Art. 4. Duration.
1.The Company is formed for an unlimited period of time.
2.The Company shall not be dissolved by reason of death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or several of the shareholders.
II. Capital - Shares
Art. 1. Capital.
1.The subscribed share capital is set at fifty-five million twelve thousand five hundred Euros (EUR 55,012,500), represented by two million two hundred thousand five hundred (2,200,500) shares having a par value of EUR 25 (twenty-five euro) per share.
2.The share capital of the Company may be increased or reduced at any time by a resolution of the single shareholder or, as the case may be, by the general meeting of shareholders, adopted in the manner required for the amendment of the Articles.
Art. 2. Shares.
1.Each share entitles the holder to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.
2.The Company will regard the shares as indivisible, with only one owner permitted per share. Joint co-owners have to appoint a sole person as their representative in dealings with the Company.
3.Shares are freely transferable among shareholders or, if there is no more than one shareholder, to third parties.
If the Company has more than one shareholder, the transfer of shares to non-shareholders is subject to the prior approval of the general meeting of shareholders representing at least three quarters of the share capital of the Company.
A share transfer will only be binding upon the Company or third parties following a notification to, or acceptance by, the Company in accordance with article 1690 of the civil code.
For all other matters, reference is being made to articles 189 and 190 of the Law.

4.	A shareholders' register will be kept at the registered office of the Company in accordance with the provisions of the Law and may be examined by each shareholder who so requests.
5.The Company may redeem its own shares within the limits set forth by the Law.
III. Management - Representation
Art. 1. Board of managers.
1.The Company is managed by a board of managers composed of at least one A manager and at least one B manager. The managers are appointed and designated as A manager or B manager by a resolution of the shareholders which sets the term of their office. The manager(s) need not to be shareholder(s).

2.The managers may be dismissed at any time ad nutum (without any reason).
Art. 2. Powers of the board of managers.
1.All powers not expressly reserved by the Law or the present Articles to the general meeting of shareholders fall within the competence of the board of managers, which shall have all powers to carry out and approve all acts and operations consistent with the Company's object.
2.Special and limited powers may be delegated for determined matters to one or more agents, either shareholders or not, by the board of managers of the Company.
Art. 3. Procedure.
1.The board of managers shall meet as often as the Company's interests so require or upon request of any manager at the place indicated in the convening notice.
2.Written notice of any meeting of the board of managers shall be given to all managers at least 24 (twenty-four) hours in advance of the date set for such meeting, except in case of emergency, in which case the nature of such circumstances shall be set forth in the convening notice of the meeting of the board of managers.
3.No such convening notice is required if all the members of the board of managers of the Company are present or represented at the meeting and if each states it has been duly informed of the meeting, and has full knowledge of the agenda of the meeting. The notice may be waived by the consent in writing, whether in original, by telegram, telex, facsimile or e-mail, of each member of the board of managers of the Company.
4.Any manager may act at any meeting of the board of managers by appointing in writing another manager as his proxy.
5.The board of managers can validly deliberate and act only if a majority of its members is present or represented, including at least one A manager and one B manager. A resolution of the board of managers is validly passed by a majority of the votes cast provided that at least one A manager and one B manager approves the resolution. The resolutions of the board of managers will be recorded in minutes signed by all the managers present or represented at the meeting. A copy will be sent to any manager not present.
6.Any manager may participate in any meeting of the board of managers by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to hear and speak to each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.
7.Circular resolutions signed by all the managers shall be valid and binding in the same manner as if passed at a meeting duly convened and held. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.
Art. 4. Representation. The Company will be bound in all circumstances by the joint signatures of two managers of the Company, one of whom must be an A manager and one a B manager, or, as the case may be, by the joint or single signatures of any persons to whom such signatory power has been validly delegated in accordance with article 8.2. of these Articles.
Art. 5. Liability of the managers. The managers assume, by reason of their mandate, no personal liability in relation to any commitment validly made by them in the name of the Company, provided such commitment is in compliance with these Articles as well as the applicable provisions of the Law.
IV. General meetings of shareholders
Art. 1. Powers and Voting rights.
1.The single shareholder assumes all powers conferred by the Law to the general meeting of shareholders.
2.Each shareholder has voting rights commensurate to its shareholding.
3.Each shareholder may appoint any person or entity as his attorney pursuant to a written proxy given by letter, telegram, telex, facsimile or e-mail to represent him at the general meetings of shareholders.
Art. 2. Form - Quorum - Majority.
1.If there are not more than twenty-five shareholders, the decisions of the shareholders may be passed by circular resolution, the text of which shall be sent to all the shareholders in writing, whether in original or by telegram, telex, facsimile or e-mail. The shareholders shall cast their vote by signing the circular resolution. The signatures of the shareholders may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.
2.Resolutions are only validly passed if (subject to 13.3) they are adopted by shareholders owning more than half of the share capital.
3.However, resolutions to alter the Articles or to dissolve and liquidate the Company may only be passed by a majority of the shareholders owning at least three quarters of the Company's share capital.
V. Annual accounts - Allocation of profits
Art. 1. Accounting Year.
1.The accounting year of the Company shall begin on the first of January of each year and end on the thirty-first December of the same year.
2.Each year, with reference to the end of the Company's year, the board of managers must prepare the balance sheet and the profit and loss accounts of the Company as well as an inventory including an indication of the value of the Company's assets and liabilities, with an annex summarising all the Company's commitments and the debts of the managers, the statutory auditor(s) (if any) and shareholders towards the Company.
3.Each shareholder may inspect the above inventory and balance sheet at the Company's registered office.
Art. 2. Allocation of Profits.
1.The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortisation and expenses represent the net profit. An amount equal to five per cent (5%) of the net profits of the Company is allocated to the statutory reserve, until this reserve amounts to ten per cent (10%) of the Company's nominal share capital.
2.The general meeting of shareholders has discretionary power to dispose of the surplus. It may in particular allocate such profit to the payment of a dividend or transfer it to the reserve or carry it forward.
3.Interim dividends may be distributed, at any time, under the following conditions:
(i) a statement of accounts or an inventory or report is established by the manager or the board of managers of the Company;
(ii) this statement of accounts, inventory or report shows that sufficient funds are available for distribution; it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by carried forward profits and distributable reserves but decreased by carried forward losses and sums to be allocated to the statutory reserve;
(iii) the decision to pay interim dividends is taken by the single shareholder or the general meeting of shareholders of the Company;
(iv) assurance has been obtained that the rights of the creditors of the Company are not threatened.
VI. Dissolution - Liquidation
1.In the event of the dissolution of the Company, the liquidation will be carried out by one or several liquidators, who do not need to be shareholders, appointed by a resolution of the single shareholder or the general meeting of shareholders which will determine their powers and remuneration. Unless otherwise provided for in the resolution of the shareholder( s) or by law, the liquidators shall be invested with the broadest powers for the realisation of the assets and payments of the liabilities of the Company.
2.The surplus resulting from the realisation of the assets and the payment of the liabilities of the Company shall be paid to the shareholder or, in the case of a plurality of shareholders, the shareholders in proportion to the shares held by each shareholder in the Company.
VII. General provision
17. Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.
Suit la traduction française du texte qui
précède:

VIII.	Dénomination - Siège social - Objet social - Durée
Art. 1. er Dénomination. Il est établi une société à responsabilité limitée sous la dénomination "Beverage Packaging Holdings (Luxembourg) VI S.à.r.l." (la Société), qui sera régie par les lois du Luxembourg, en particulier par la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (la Loi) et par les présents statuts (les Statuts).
Art. 2. Siège social.
1.Le siège social est établi dans la municipalité de Schuttrange, Grand-Duché de Luxembourg. Il peut être transféré dans les limites de la municipalité par simple décision du gérant, ou en cas de pluralité de gérants, du conseil de gérance. Il peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par résolution de l'associé unique ou de l'assemblée générale des associés délibérant comme en matière de modification des Statuts.
2.Il peut être créé par simple décision du conseil de gérance des succursales, filiales ou bureaux tant au Grand-Duché de Luxembourg qu'à l'étranger. Lorsque le conseil de gérance estime que des événements extraordinaires d'ordre politique, économique ou social de nature à compromettre l'activité normale au siège social ou la communication aisée entre le siège social et l'étranger se produiront ou seront imminents, le siège social pourra être transféré provisoirement à l'étranger, jusqu'à cessation complète de ces circonstances anormales. Cette mesure provisoire n'aura toutefois aucun effet sur la nationalité de la Société qui restera une société luxembourgeoise.
Art. 3. Objet social.
1.La Société a pour objet social (i) l'acquisition, la détention et la cession, sous quelque forme que ce soit et par tous moyens, par voie directe ou indirecte, de participations, droits, intérêts et engagements dans des sociétés luxembourgeoises ou étrangères, (ii) l'acquisition par achat, souscription ou de toute autre manière, ainsi que l'aliénation par vente, échange or de toute autre manière de titres, obligations, créances, billets et autres valeurs ou instruments financiers de toutes espèces (notamment d'obligations ou de parts émises par des fonds commun de placement luxembourgeois ou par des fonds étrangers, ou tout autre organisme similaire), de prêts ou toute autre facilité de crédit, ainsi que des contrats portant sur les titres précités ou y relatifs et (iii) la possession, l'administration, le développement et la gestion d'un portefeuille d'actifs (composé notamment d'actifs tels que ceux définis dans les paragraphes (i) et (ii) ci-dessus).
2.La Société peut accomplir toutes transactions (i) directement ou indirectement liées à son objet ou qui peuvent être utiles à l'accomplissement de son objet et (ii) relatives, directement ou indirectement, à l'acquisition de participations dans toutes sociétés ou entreprises sous quelque forme que ce soit et l'administration, la gestion, le contrôle et le développement de ces participations.
3.La Société pourra emprunter sous quelque forme que ce soit sauf par voie d'offre publique. Elle peut procéder, uniquement par voie de placement privé, à l'émission de parts sociales et obligations et d'autres tirres représentatifs d'emprunts et/ou de créances. La Société pourra prêter des fonds, en ce compris, sans limitation, ceux résultant des emprunts et/ou des émissions d'obligations ou de valeurs, à ses filiales, sociétés affiliées et/ou à toute autre société. La Société pourra aussi donner des garanties et nantir, transférer, grever, ou créer de toute autre manière et accorder des sûretés sur toutes ou partie de ses actifs afin de garantir ses propres obligations et engagements et/ou obligations et engagements de toute autre société, et, de manière générale, en sa faveur et/ou en faveur de toute autre société ou personne.
4.La Société pourra accomplir à Luxembourg ou à l'étranger, toutes opérations et faire tous investissements qu'elle considère nécessaire ou utile pour réaliser son objet social, lorsque ces opérations ou investissements sont permis par la loi luxembourgeoise sur les sociétés.
4. Durée.
4.1 La Société est constituée pour une durée illimitée.
4.2 La Société ne sera pas dissoute par suite du décès, de l'interdiction, de l'incapacité, de l'insolvabilité, de la faillite ou de tout autre événement similaire affectant un ou plusieurs associés.

IX.	Capital -Parts sociales
Art. 1. Capital.
1.Le capital social souscrit est fixé cinquante-cinq millions douze mille cinq cent euros (EUR 55.012.500), représenté par deux million deux cent mille cinq cents (2.200.500) parts sociales ayant une valeur nominale de EUR 25 (vingt-cinq euros) par part sociale.
2., Le capital social de la Société pourra être augmenté ou réduit en une seule ou plusieurs fois par résolution de l'associé unique ou de l'assemblée générale des associés
Art. 2. Parts sociales.

1.Chaque part sociale donne droit à une fraction des actifs et bénéfices de la Société en proportion directe avec le nombre des parts sociales existantes.
2.Envers la Société, les parts sociales sont indivisibles, de sorte qu'un seul propriétaire par part sociale est admis. Les copropriétaires indivis doivent désigner une seule personne qui les représente auprès de la Société.
3.Les parts sociales sont librement transmissibles entre associés et, en cas d'associé unique, à des tiers.
En cas de pluralité d'associés, la cession de parts sociales à des non-associés n'est possible qu'avec l'agrément donné en assemblée générale des associés représentant au moins les trois quarts du capital social.
La cession de parts sociales n'est opposable à la Société ou aux tiers qu'après qu'elle ait été notifiée à la Société ou acceptée par elle en conformité avec les dispositions de l'article 1690 du code civil.
Pour toutes autres questions, il est fait référence aux dispositions des articles 189 et 190 de la Loi.

4.	Un registre des associés sera tenu au siège social de la Société conformétnent aux dispositions de la Loi où il pourra être consulté par chaque associé.
5.La Société peut procéder au rachat de ses propres parts sociales dans les limites et aux conditions prévues par la Loi.
X. Gestion - Représentation
Art. 1. Conseil de gérance.
1.La Société est gérée par un conseil de gérance composé d'au moins un gérant de classe A et d'au moins un gérant de classe B. Les gérants sont nommés et désignés comme gérant de classe A ou gérant de classe B par résolution de l'assemblée générale des associés laquelle fixera la durée de leur mandat. Les gérants ne sont pas nécessairement des associés.
2.Les gérants sont révocables ad nutum en tout temps (sans raison).
Art. 2. Pouvoirs dit conseil de gérance.
1.Tous les pouvoirs non expressément réservés à l'assemblée générale des associés par la Loi ou les présents Statuts seront de la compétence du conseil de gérance qui aura tous pouvoirs pour effectuer et approuver tous actes et opérations conformes à l'objet social.
2.Des pouvoirs spéciaux et limités pour des tâches spécifiques peuvent être délégués à un ou plusieurs agents, associés ou non, par le conseil dc gérance.
Art. 3. Procédure.
1.Le conseil de gérance se réunira aussi souvent que l'intérêt de la Société l'exige ou sur convocation d'un des gérants au lieu indiqué dans l'avis de convocation.
2.Il sera donné à tous les gérants un avis écrit de toute réunion du conseil de gérance au moins 24 (vingt-quatre) heures avant la date prévue pour la réunion, sauf en cas d'urgence, auquel cas la nature (et les motifs) de cette urgence seront mentionnés brièvement dans l'avis de convocation de la réunion du conseil de gérance.
3.La réunion peut être valablement tenue sans convocation préalable si tous les gérants de la Société sont présents ou représentés lors de la réunion et déclarent chacun avoir été dûment infonnés de la réunion et de son ordre du jour. Il peut aussi être renoncé à la convocation avec l'accord de chaque gérant de la Société donné par écrit soit en original, soit par télégramme, télex, téléfax ou courrier électronique.
4.Tout gérant pourra se faire représenter aux réunions du conseil de gérance en désignant par écrit un autre gérant comme son mandataire.
5.Le conseil de gérance ne pourra délibérer et agir valablement que si la majorité de ses membres est présente ou représentée, en ce compris au moins un gérant de classe A et au moins un gérant de classe B. Les décisions du conseil de gérance ne sont prises valablement qu'à la majorité des voix et à la condition qu'au moins un gérant de classe A et au moins un gérant de classe B aient marqué leur accord. Les procès-verbaux des réunions du conseil de gérance seront signés par tous les gérants présents ou représentés à la réunion.
6.Tout gérant peut participer à la réunion du conseil de gérance par téléphone ou vidéo conférence ou par tout autre moyen de communication similaire, ayant pour effet que toutes les personnes participant à la réunion peuvent s'entendre et se parler. La participation à la réunion par un de ces moyens équivaut à une participation en personne à la réunion.
7.Les résolutions circulaires signées par tous les gérants seront considérées comme étant valablement adoptées comme si une réunion du conseil de gérance dûment convoquée avait été tenue. Les signatures des gérants peuvent être apposées sur un document unique ou sur plusieurs copies d'une résolution identique, envoyées par lettre ou téléfax.
Art. 4. Représentation. La Société sera engagée, en toutes circonstances, vis-à-vis des tiers par les signatures conjointes de deux gérants, dont l'un doit être un gérant de classe A, et l'autre, un gérant de classe B de la Société, ou, le cas échéant, par les signatures individuelle ou conjointes de toutes personnes à qui de tels pouvoirs de signature ont été valablement délégués confonnément à l'article 8.2. des Statuts.
Art. 5. Responsabilités des gérants. Les gérants ne contractent à raison de leur fonction aucune obligation personnelle relativement aux engagements régulièrement pris par eux au nom de la Société, dans la mesure où ces engagements sont pris en confonnité avec les Statuts et les dispositions de la Loi.
XI. Assemblée générale des associées
Art. 1. Pouvoirs et Droits de vote.
1.L'associé unique exerce tous les pouvoirs qui sont attribués par la Loi à l'assemblée générale des associés.
2.Chaque associé possède des droits de yote proportionnels au nombre de parts sociales détenues par lui.
3.Tout associé pourra se faire représenter aux assemblées générales des associés de la Société en désignant par écrit, soit par lettre, télégramme, télex, téléfax ou courrier électronique une autre personne comme mandataire.
Art. 2. Forme -Quorum -Majorité.
1.Lorsque le nombre d'associés n'excède pas vingtcinq aSSOCIes, les décisions des associés pourront être prises par résolution circulaire dont le texte sera envoyé à chaque associé par écrit, soit en original, soit par télégramme, télex, téléfax ou courrier électronique. Les associés exprimeront leur vote en signant la résolution circulaire. Les signatures des associés apparaîtront sur un document unique ou sur plusieurs copies d'une résolution identique, envoyées par lettre ou téléfax.

2.Les décisions collectives ne sont valablement prises (sous réserve de l'article 13.3) que pour autant qu'elles soient adoptées par des associés détenant plus de la moitié du capital social.
3.Toutefois, les résolutions prises pour la modification des Statuts ou pour la dissolution et la liquidation de la Société seront prises à la majorité des voix des associés représentant au moins les trois quarts du capital social de la Société.
XII. Comptes annuels - Affectation des bénéfices
Art. 1. Exercice social.
1.L'exercice social commence le premier janvier de chaque année et se termine le trente et un décembre de la même armée.
2.Chaque année, à la fin de l'exercice social de la Société le conseil de gérance, doit préparer le bilan et les comptes de profits et pertes de la Société, ainsi qu'un inventaire comprenant l'indication des valeurs actives et passives de la Société, avec une annexe résumant tous les engagements de la Société et les dettes des gérants, commissaire(s) aux comptes (si tel est le cas), et associés envers la Société.
3.Tout associé peut prendre connaissance de l'inventaire et du bilan au siège social de la Société.
Art. 2. Affectation des bénéfices.
1.Les profits bruts de la Société repris dans les comptes annuels, après déduction des frais généraux, amortissements et charges constituent le bénéfice net. Il sera prélevé cinq pour cent (5%) sur le bénéfice net annuel de la Société qui sera affecté à la réserve légale jusqu'à ce que cette réserve atteigne dix pour cent (10%) du capital social de la Société.
2.L'assemblée générale des associés décidera discrétionnairement de l'affectation du solde restant du bénéfice net annuel. Elle pourra en particulier attribuer ce bénéfice au paiement d'un dividende, l'affecter à la réserve ou le reporter.
3.Des dividendes intérimaires pourront être distribués à tout moment dans les conditions suivantes:
(i) un état comptable ou un inventaire ou un rapport est dressé par le gérant ou le conseil de gérance de la Société;
(ii) il ressort de cet état comptable, inventaire ou rapport que des fonds suffisants sont disponibles pour la distribution, étant entendu que le montant â distribuer ne peut excéder les bénéfices réalisés depuis la fin du dernier exercice social, augmenté des bénéfices reportés et des réserves distribuables mais diminué des pertes reportées et des sommes à allouer à la réserve légale;
(iii) la décision de payer les dividendes intérimaires est puse par l'associé unique ou l'assemblée générale des associés de la Société;
(iv) le paiement est fait dès lors qu'il est établi que les droits des créanciers de la Société ne sont pas menacés
XIII. Dissolution - Liquidation
16.1 En cas de dissolution de la Société, la liquidation sera assurée par un ou plusieurs liquidateurs, associés ou non, nommés par résolution de l'associé unique ou de l'assemblée générale des associés qui fixera leurs pouvoirs et rémunération. Sauf disposition contraire prévue dans la résolution du (ou des) gérantes) ou par la loi, les liquidateurs seront investis des pouvoirs les plus étendus pour la réalisation des actifs et le paiement des dettes de la Société.
16.2 Le boni de liquidation résultant de la réalisation des actifs et après paiement des dettes de la Société sera attribué à "associé unique, ou en cas de pluralité d'associés, aux associés proportionnellement au nombre de parts sociales détenues par chacun d'eux dans la Société.

XIV.	Disposition générale
17. Pour tout cc qui ne fait pas l'objet d'une disposition spécifique par les présents Statuts, il est fait référence à la Loi.
POUR STATUTS CONFORMES
Esch/ Alzette, le 12 septembre 2013.